UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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VERSANT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 28, 2006

To Our Shareholders:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Versant Corporation to be held at Versant’s executive offices at 6539 Dumbarton Circle, Fremont, California 94555 USA, on Monday, April 24, 2006, at 10:00 a.m. Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement.

It is important that you use this opportunity to take part in Versant’s affairs by voting on the business to come before this meeting. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Jochen Witte
Jochen Witte
Chief Executive Officer, President, Chief Financial Officer and Secretary

xx

VERSANT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 24, 2006 at 10:00 a.m.

To the Shareholders of Versant Corporation:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Shareholders of Versant Corporation, a California corporation (“Versant” or the “Company”), will be held on Monday, April 24, 2006, at 10:00 a.m., local time, at Versant’s principal executive offices at 6539 Dumbarton Circle, Fremont, California 94555 for the following purposes:

1.                To elect five (5) directors of the Company, each to serve until the next Annual Meeting of Shareholders and until his successor has been duly elected and qualified or until his earlier resignation or removal. The Company’s Board of Directors intends to present the following nominees for election as directors:

Uday Bellary
William Henry Delevati
Herbert May
Jochen Witte
Bernhard Woebker

2.                To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2006; and

3.                To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on February 27, 2006 are entitled to notice of and to vote at the meeting or any adjournment thereof.

All shareholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed Proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

By order of the Board of Directors
/s/ JOCHEN WITTE
Jochen Witte
Chief Executive Officer, President, Chief Financial Officer and Secretary

Fremont, California
February 28, 2006

YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE
REQUESTED TO COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AND VOTED AT THE MEETING.

VERSANT CORPORATION

PROXY STATEMENT
FOR THE
2006 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Date, Time and Place of the Meeting

The enclosed Proxy is solicited on behalf of the board of directors (the “Board” or “Board of Directors”) of Versant Corporation, a California corporation (“Versant” or the “Company”), for use at Versant’s Annual Meeting of Shareholders to be held on Monday, April 24, 2006, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at Versant’s principal executive offices at 6539 Dumbarton Circle, Fremont, California 94555. The telephone number at that location is (510) 789-1500.

This Proxy Statement, the enclosed form of Proxy, and the Company’s Annual Report to Shareholders for the fiscal year ended October 31, 2005 were first mailed or delivered to shareholders on or about March 2, 2006.

Record Date, Outstanding Shares and Quorum

Holders of record of the Company’s Common Stock at the close of business on February 27, 2006 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 3,557,089 shares of Common Stock outstanding and entitled to vote. The presence at the Annual Meeting in person or by proxy of holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business.

Voting

Holders of Common Stock are entitled to one vote for each outstanding share held as of the Record Date; except that, subject to certain conditions, each shareholder may potentially be entitled to cumulative voting rights with respect to the vote on the election of the Board as explained below.

In the event that a broker, bank, custodian, nominee or other record holder of the Company’s Common Stock indicates on a Proxy that it does not have discretionary authority to vote certain shares on a particular matter (a “broker non-vote”), then those shares will not be considered entitled to vote with respect to that matter, although they will be counted in determining the presence of a quorum.

Under Proposal No. 1, directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting that are voted on the election of directors. With respect to the election of directors, each shareholder may potentially be entitled to exercise cumulative voting rights—which entitle a shareholder to cast a number of votes equal to the product obtained by multiplying the number of shares of Common Stock held by such shareholder on the Record Date by the number of directors to be elected (five). Under cumulative voting, a shareholder may cast all these votes for a single candidate or may distribute the shareholder’s votes on the same principle among any or all of the candidates for election to the Board as the shareholder sees fit. However, no shareholder will be entitled to cumulate votes for any candidate unless that candidate’s name has been placed in nomination prior to the voting at the Annual Meeting and the shareholder, or any other shareholder, has given notice at the Annual Meeting, prior to the voting, of an intention to cumulate such shareholder’s votes. If any one shareholder has given such notice, then all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Company’s Board if any shareholder gives notice of such shareholder’s intention to exercise the right to cumulative voting as described above. In that event, the holders of Proxies solicited by this Proxy Statement may allocate the votes represented by Proxies held by such holders among the nominees of the Board as determined in the Proxy holders’ sole discretion and the Board will instruct the Proxy holders to vote all shares represented by Proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board that may be elected with the votes held by the Proxy holders.

Approval of Proposal No. 2, regarding ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s 2006 fiscal year, requires the affirmative vote of a majority of the shares of Common Stock entitled to vote that are present in person or represented by proxy at the Annual Meeting and voting on the proposal, provided that the affirmative votes must constitute at least a majority of the required quorum.

Abstentions and broker non-votes will have no impact on the election of directors to the Board since they have not been cast in favor of or against any nominee, nor will they have any effect on the proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2006, since approval of these proposals is based solely on the numbers of votes actually cast.

The inspector of elections appointed for the Annual Meeting will tabulate all votes. Approval of each of the Company’s proposals requires that a quorum be present at the Annual Meeting.

If the beneficial owner of shares that are held of record by a broker does not give instructions to the broker as to how to vote the shares, the broker has authority under stock market rules to vote those shares for or against “routine” matters, such as the proposal regarding election of directors and the proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for its 2006 fiscal year.

Solicitation and Voting of Proxies

When proxies are properly dated, executed, and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If not otherwise instructed, the shares represented by each valid returned Proxy in the form accompanying this Proxy Statement that is not revoked will be voted (i) “FOR” the election to the Board of Directors of each of the nominees set forth herein, (ii)  “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s registered public accounting firm for the Company’s 2006 fiscal year and, at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting (including any proposal to adjourn the Annual Meeting) and any adjournment thereof. If cumulative voting rights are exercised with respect to the election of directors at the Annual Meeting, then the holders of properly executed and returned Proxies will be entitled to cumulate and allocate the votes represented by the Proxies held by such holders in a manner that will result in the election of the maximum number of directors from the nominees selected by the Board as described above.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, then the persons named as Proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of Proxies. Any such adjournment would require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote.

The Company will pay the expenses of soliciting the proxies solicited by the Company to be voted at the Annual Meeting. Following the original mailing of the Proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company’s Common Stock request authority for the exercise of Proxies. In such cases, the Company, upon the request of such record holders, will reimburse such record holders for their reasonable expenses in doing so. Following the original mailing of this Proxy Statement, the Proxies and other soliciting materials, Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, in person or by telephone, electronic means or mail.

Revocability of Proxies

Any person signing and returning a Proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the Proxy. A Proxy may be revoked (i) by a writing delivered to the Secretary of the Company signed by the person who signed the Proxy and stating that the Proxy is revoked, (ii) by a subsequent Proxy that is signed by the person who signed the earlier Proxy and is presented at the Annual Meeting, or (iii) by attendance at the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy). Please note, however, that if a shareholder’s shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder’s beneficial ownership of the shares.

Any written notice of revocation or of a subsequent replacement Proxy should be delivered to the following address:

Versant Corporation
6539 Dumbarton Circle
Fremont, CA 94555
Attention: Secretary

or hand-delivered to the Secretary of Versant at or before the taking of the vote at the Annual Meeting.

SUMMARY OF PROPOSALS

Versant’s Board of Directors has included two proposals on the agenda for our Annual Meeting. The following is a brief summary of the matters to be considered and voted upon by our shareholders at the Annual Meeting.

1.   Election of Directors

Our Board currently consists of five (5) directors. The first proposal to be addressed at the Annual Meeting is the election of five (5) directors, each to serve until our 2007 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. Additional information about the election of directors and a brief biography of each nominee begins on page [4].

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE BOARD’S NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

2.   Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The second proposal to be addressed at the Annual Meeting is a proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2006. More information about this proposal begins on page [11].

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006.

Other Matters

Other than the proposals listed above, our Board does not presently intend to present any other matters to be voted on at the Annual Meeting and is not currently aware of any other matters that will be presented by others for action at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting and you have signed and returned your Proxy card, the proxies named therein will have discretion to vote your shares on these other matters.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, shareholders will elect five (5) directors to the Board of Directors, each to hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal. Shares represented by the accompanying Proxy will be voted for the election of the five nominees recommended by the Board of Directors who are named in the following table, unless the Proxy is marked in such a manner as to withhold authority to so vote. Each of the nominees is currently a director of Versant.

Versant has no reason to believe that the nominees for election will not be available to serve their prescribed terms. If any nominee for any reason is unable to serve or will not serve, however, the Proxy may be voted for such substitute nominee as the persons appointed in the Proxy may in their discretion determine.

The following table sets forth certain information concerning the nominees, which information is based on data furnished to Versant by the nominees:

Name of Director	Age	Principal Occupation	Director Since
Bernhard Woebker(4)	56	Consultant	2005
Herbert May(1)(2)(3)	56	Consultant	2004
Jochen Witte(4)	45	President, Chief Executive Officer of the Company, Chief Financial Officer and Secretary	2004
Uday Bellary(1)(2)(3)	51	Chief Financial Officer	2003
William Henry Delevati(1)(2)(3)(4)	57	Chairman of the Board	1999

(1)          Member of Audit Committee

(2)          Member of Compensation Committee.

(3)          Member of Nominating Committee.

(4)          Member of Strategic Transactions Committee.

Bernhard Woebker has served as a director of the Company since June 2005 and was previously a director of the Company from June 1999 until the Company’s merger with Poet Holdings, Inc. in March 2004. He currently serves as a member of the Strategic Transactions Committee of the Board. Mr. Woebker has been a consultant to various investment banking and venture capital firms in Europe and the United States since late 1999. From January 1999 until July 2001, he served as Executive Vice President of the Company and from March 1997 until January 1999 he served as the Company’s Vice President and General Manager in Europe. From 1994 to march 1997, he was the President of Versant Object Technology GmbH, an independently-owned distributorship for Versant products in Europe, which was acquired by Versant in March 1997. From 1976 until 1994, Mr. Woebker held a variety of positions in Germany and the United States with Nixdorf Computer AG, Nixdorf Computer Engineering Corp. and Siemens Nixdorf Informationssysteme AG, all information technology companies, including the position of President and CEO of Nixdorf Computer Engineering Corp. in Boston, Massachusetts from 1986 to 1989. Mr. Woebker has also served as Senior Vice President, Pyramid Technology Corp. in Europe and as Vice President, NeXT Computer, Inc. in Europe. Mr. Woebker received a Masters of Science degree in Mathematics and Computer Science from the University of Hannover.

Dr. Herbert May has served as a director of the Company since March 2004 is currently the Chairman of the Compensation Committee and a member of the Audit and Nominating Committees of the Board. From November 2000 until its March 2004 with Versant he served as Chairman of the Board of Directors of Poet Holdings, Inc. In addition, Dr. May served as a member of both the Audit and Compensation Committees of Poet Holdings, Inc. Dr. May has held several leading positions at Alcatel in both Stuttgart and Paris. His last position at Alcatel was Head of the Office of Communication Division. From February 1994 to September 1995, Dr. May, acting in the position of Spokesman for the Management Board, took a leading role as CEO in establishing DeTeSystems, a German wholly owned subsidiary of Deutsche Telekom AG that provides system solutions for telecommunications services to significant accounts in Germany. In 1995, he was appointed to the Board of Management of Deutsche Telekom AG, where he was responsible for large business customers, multimedia and systems solutions until May 1998. Currently, Dr. May manages his own consulting and investment company and is a member of the advisory boards of several IT and multimedia companies. He currently serves on the Board of Directors of InfoVista S.A., a publicly held French company that provides software products that monitor and analyze the performance of corporate IT infrastructures.

Jochen Witte has served on Versant’s Board of Directors since March 2004 following Versant’s merger with Poet Holdings, Inc. and is a member of the Strategic Transactions Committee of the Board. Mr. Witte has been President, Chief Executive Officer, Chief Financial Officer and Secretary of Versant since June 2005 and from March 2004 to June 2005 he served as President, European Operations of Versant. Prior to joining Versant, Mr. Witte was the CEO of Poet Holdings Inc., which he co-founded in 1993. He initially worked as Poet’s Managing Director of Germany and became Poet’s Chief Financial Officer in 1999 when Poet went public. Prior to joining Poet, Mr. Witte was with BKS, a consulting and tools software company, where he rose to Managing Director after initially having responsibility for sales and training. Mr. Witte received a degree in Business Administration from the Berlin Technical University and also attended the University of Wales as an exchange student.

Uday Bellary has served as a director of Versant and the Chairman of the Audit Committee of the Board of Directors since July 2003 and is also a member of the Compensation and Nominating Committees of the Board. Mr. Bellary has served as the Chief Financial Officer of Atrica, Inc., a privately held optical Ethernet company, on a full-time basis since November 2005 and on a part-time basis between April 2005 and October 2005. Mr. Bellary has also served as part time Executive Vice President, Finance, Administration and Operations and Chief Financial Officer of VL, Inc. since September 2003, a privately held VoIP services company, and as a member of its board of directors. Since July 2004 Mr. Bellary has also been a member of the board of directors of Backweb Technologies Ltd, a publicly- held provider of software that enables mobile workers to access web-based applications. From February 2000 to August 2003, he served as the Senior Vice President, Finance & Administration and Chief Financial Officer of Metro Optix, Inc., a privately held provider of optical networking equipment, which, to satisfy its liabilities, disposed of its intellectual property and other assets to Xtera Communications and ceased operations in August of 2003. From September 1997 to October 1999, he served as Vice President of Finance and Chief Financial Officer of MMC Networks, Inc., a publicly traded manufacturer of data networking processors that was acquired by Applied Micro Circuits Corporation in October 2000. Between February 1997 and September 1997, Mr. Bellary was Vice President, Finance & Administration and Chief Financial Officer of DTM Corporation, a manufacturer of computer-driven laser systems for industrial prototyping. Prior to that he held various positions at Cirrus Logic, Inc., a semiconductor company, most recently as the Director of Finance, and prior to that he served in various roles in international finance accounting and audit departments of Intel Corporation, a semiconductor company. Mr. Bellary received a B.S. degree in Finance, Accounting and Economics and a DMA degree in Finance from Karnatak University, India. Mr. Bellary is a Certified Public Accountant and a Chartered Accountant.

William Henry Delevati has been the Chairman of the Board since June 2005 and has served as a director of the Company since October 1999. He is currently the Chairman of the Nominating Committee and a member of the Audit, Compensation and Strategic Transactions Committees of the Board. Mr. Delevati has served as a consultant to various companies located in the Silicon Valley area since April 2000. From October 1999 to April 2000, Mr. Delevati served as the Senior Vice President, Information Technology and Chief Information Officer of Aspect Technology, an automated call device company. From November 1995 to April 1999, he served as Vice President of Worldwide Information Services for Quantum Corporation, a storage device company. From April 1995 to November 1995, he was the Chief Information Officer, Senior Vice President of MIS for Conner Peripherals, a storage device company. From September 1994 to April 1995, he was the Chief Information Officer, Vice President of Worldwide MIS for Borland Corporation, a software tools company. From September 1993 to September 1994, he was the Chief Information Officer, Vice President of Worldwide MIS for Logitech, a computer peripheral device company. From December 1987 to September 1993, he was the Director of Application Development and Global Information Resources for Sun Microsystems, Inc. Mr. Delevati received a Bachelor of Science degree in Operations Research from Arizona State University.

There is no family relationship between any of the foregoing directors or between any of such directors and any of the Company’s executive officers.

Vote Required and Board of Directors’ Recommendation

Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The five nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE FOREGOING SLATE OF NOMINEES AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Director Independence

The Board has determined that directors Uday Bellary, William Henry Delevati and Herbert May qualify as independent directors under the rules of The Nasdaq Stock Market.

Board of Directors Meetings and Committees

During fiscal 2005, the Board held nine meetings, including telephone conference meetings, and took two actions by written consent. The four standing committees of the Board are the Audit Committee, the Compensation Committee,the Nominating Committee and the Strategic Transactions Committee. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served (during the periods that he served). The Company strongly encourages the members of the Board to attend the Company’s annual meetings of shareholders. Directors Delevati, May, Witte and Woebker attended the 2005 Annual Meeting of Shareholders.

Audit Committee.   Messrs. Bellary, Delevati and May are the current members of the Audit Committee. Mr. Bellary, the Chairman of the Audit Committee, was elected as Chairman of the Audit Committee in July 2003. The Board has determined that Mr. Bellary is the “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee met five times during fiscal 2005. The principal responsibilities of the Audit Committee are as follows:

•       overseeing the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements;

•       overseeing the Company’s relationship with its independent registered public accounting firm and evaluating that firm’s independence and performance; and

•       facilitating communication among the Company’s independent auditors, the Company’s financial and senior management and the Board.

The Board has adopted a written charter for the Audit Committee. Each current member of the Audit Committee meets the independence and other requirements to serve on our Audit Committee under applicable securities laws and the rules of the SEC and listing standards of The Nasdaq Stock Market. The Audit Committee’s charter is attached as Appendix “1” to this Proxy Statement.

The foregoing information in this paragraph is required by the Securities and Exchange Commission, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”) by any general statement incorporating by reference this Proxy Statement, and shall only be incorporated into other filings to the extent that the Company specifically incorporates this information by reference, and shall not be deemed soliciting material or filed under the Securities Act or Exchange Act.

Compensation Committee.   Messrs. Bellary, Delevati and May are the current members of the Compensation Committee. Mr. May serves as the Chairman of the Compensation Committee and was appointed to that position in March 2005. The Compensation Committee met three times during fiscal 2005. The principal responsibilities of the Compensation Committee are as follows:

•       reviewing the performance of executive officers, including the Chief Executive Officer, and determining, or recommending to the Board, their compensation, including salary, bonus awards and major perquisites;

•       reviewing and approving compensation ranges for non-officer employees;

•       reviewing and submitting to the Board for approval of any major compensation and benefits programs and plans, such as stock option, stock purchase, 401(k) and bonus plans, and the amendments thereto;

•       administering the Company’s 2005 Equity Incentive Plan and approving and authorizing option grants pursuant thereto and administering the Company’s 1996 Employee Stock Purchase Plan and,

after expiration of that plan on May 31, 2006, the Company’s 2005 Employee Stock Purchase Plan; and

•       preparing a report to shareholders on compensation policy for inclusion in the Company’s proxy statement.

The Compensation Committee does not currently have a formal charter.

Nominating Committee.   Messrs. Bellary, Delevati and May are the current members of the Nominating Committee. Mr. Delevati is the Chairman of the Nominating Committee and was appointed to that position in March 2005. The Nominating Committee met two times in fiscal 2005. The principal responsibilities of the Nominating Committee are as follows:

•       making recommendations to the Board regarding the structure and composition of the Board and its committees; and

•       identifying, considering and recommending candidates for membership on the Board.

The Nominating Committee does not currently have a formal charter.

Strategic Transactions Committee.   Messrs. Delevati, Witte and Woebker are the current members of the Strategic Transactions Committee, which was established in September 2005. The Strategic Transactions Committee met three times in fiscal 2005. The principal responsibilities of the Strategic Committee are as follows:

•       analyzing and advising management on potential strategic opportunities for consideration by the Company;

•       monitoring proposals for significant strategic transactions; and

•       reporting on the committee’s activities to the full Board

Director Nomination Process

Consideration of Director Nominees

The selection of nominees for election or appointment to the Board will be the responsibility of the Company’s Board. The Nominating Committee will evaluate and recommend candidates for election or appointment to the Board, and the Board will consider the recommendations of the Nominating Committee. The Nominating Committee considers candidates for election to the Board who are suggested by members of the Board, the Company’s executive officers, shareholders and others. When it deems appropriate, the Nominating Committee may also retain third-party recruiters to assist the Committee in identifying and evaluating candidates. No fee was paid to any third party to identify or evaluate any nominee for election to the Board at the Annual Meeting.

Evaluation and Qualification of Directors

The Nominating Committee will assess each candidate’s experience and skills against the qualifications described below, the then-current composition and size of the Board and the Committee’s determination of the Company’s needs. The Nominating Committee has not established any specific minimum qualifications for Committee-nominated candidates, but believes that nominees for the Board must possess strong personal ethics, an appreciation of directors’ responsibilities, business skills, experience in exercising judgment, and the ability and willingness to devote adequate time to service on the Board. The Nominating Committee will review various factors in assessing candidates, including but not limited to the candidate’s integrity, independence, business experience, judgment, demonstrated leadership skills, technical background, familiarity with the Company’s industry and knowledge of accounting and financial matters. The Nominating Committee will also consider the candidate’s other commitments and the extent to which the candidate possesses specific skills that are complementary to those of other directors. In evaluating potential candidates the Nominating Committee will ordinarily review a candidate’s background in a manner and to the extent it deems appropriate. The Committee will also conduct and arrange for interviews of the candidate by members of the Board, whose opinions will be considered by the Nominating Committee. Potential nominees suggested by shareholders who comply with the procedures described below under “Shareholder Recommendations” will be evaluated by the Nominating Committee on the same basis as other potential nominees. However, in fiscal 2005, the Company did not receive any recommendations of nominees from shareholders.

Shareholder Recommendations

The Nominating Committee will consider suggestions of nominees that are timely submitted by shareholders who accompany their suggestion with delivery of the written materials described below. These recommendations and written materials must be delivered to the Company and addressed to the Nominating Committee at the Company’s principal offices as provided below. To be timely, these written materials must be submitted to the Company within the time permitted for submission of a shareholder proposal for inclusion in the Company’s proxy statement for its annual meeting of shareholders.

The written materials that a shareholder must submit to recommend or suggest a nominee are: (1) the name(s) and address(es) of the shareholder(s) making the recommendation and the amount of the Company’s securities which are owned beneficially and of record by such shareholder(s); (2) appropriate biographical information about the recommended nominee (including a business address and a telephone number) and a statement as to the recommended individual’s qualifications, with a focus on the criteria described above; and (3) any material interest of the shareholder(s) in the nomination.

Any shareholder(s) proposals for nominations would be considered by the Nominating Committee and should be addressed as follows:

The Chairman of the Nominating Committee
c/o Secretary
Versant Corporation
6539 Dumbarton Circle
Fremont, CA 94555 USA

Shareholder Communications to the Board of Directors

Shareholders of the Company many communicate with the Company’s Board of Directors through the Company’s Secretary by sending an email to directors@Versant.com or by writing to the following address:

Board of Directors
c/o Secretary
Versant Corporation
6539 Dumbarton Circle
Fremont, CA 94555 USA

The Company’s Secretary will forward the correspondence to the Board, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Company’s Secretary may forward certain correspondence, such as product-related inquiries, to the appropriate destinations within the Company for review and possible response.

Code of Conduct and Ethics

The Board has adopted a Code of Conduct and Ethics that applies to the Company’s principal executive officer, principal financial officer, and all other employees of the Company. The Code of Conduct and Ethics is intended to provide our employees, officers and directors with an understanding of how Versant does business. The Code of Conduct and Ethics is posted on the Investor Relations section of our website at www.versant.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of this Code of Conduct and Ethics by posting such information on the Investor Relations section of our website at www.versant.com.

Director Compensation

In fiscal 2005,Versant paid its directors who are not employees of Versant or any of its parents, subsidiaries or affiliates (“Outside Directors”) cash compensation for their services as directors at a rate of $25,000 per annum. The amount of compensation paid by Versant to its Outside Directors is determined by Versant’s Board or a committee of the Board authorized to make such determination.

The Company has entered into a consulting arrangement with Mr. Woebker. Under this arrangement the Company compensates Mr. Woebker with a monthly fee of $5,000 plus reimbursement for all travel expenses related to the consulting activities on behalf of the Company.

Outside Directors have previously been granted stock options under Versant’s 1996 Directors Stock Option Plan (the “1996 Directors’ Plan”), which are still outstanding. In addition, Versant’s Outside Directors are entitled to participate in Versant’s 2005 Directors Stock Option Plan (the “2005 Directors’ Plan”), which was approved by Versant’s shareholders on August 22, 2005. The 2005 Directors’ Plan replaced the 1996 Directors’ Plan effective as of August 22, 2005 (the “Plan Effective Date”).

The purpose of the 1996 Directors’ Plan and the 2005 Directors’ Plan is to provide Outside Directors an incentive by providing them an opportunity to purchase shares of Versant Common Stock. Under the 2005 Directors’ Plan, each Outside Director who first becomes a member of the Board after the Plan Effective Date of August 22, 2005 will receive an option to purchase 4,000 shares of Versant Common Stock upon initially joining the Board (an “Initial Grant”) and, so long as he or she continues to serve on the Board as an Outside Director, on each August 22 thereafter (each, a “Succeeding Grant Date”), he or she will receive an additional option to purchase 2,000 shares of Versant Common Stock (a “Succeeding Grant”) unless such Outside Director has not been a member of the Board for the entire one (1) year period immediately preceding such Succeeding Grant Date, in which case the number of shares subject to the Succeeding Grant will be reduced and prorated in proportion to the time during which such Outside Director served on the Board during such one (1) year period. In addition, the 2005 Directors’ Plan provides that those incumbent directors who were re-elected to the Board at the Annual Shareholders’ Meeting held on August 22, 2005 would not receive an Initial Grant under the 2005 Directors’ Plan, but would instead receive a prorated Succeeding Grant on August 22, 2005 for a number of shares of Versant Common Stock equal to 2,000 shares multiplied by a fraction whose numerator was the number of days between the last date on which such Outside Director received an option under the 1996 Directors’ Plan and August 22, 2005 and whose denominator was 365 days. These incumbent directors are eligible to receive Succeeding Grants on each successive August 22 as described above for so long as they continue to serve on the Board as an Outside Director.

During fiscal 2005, the following option grants were made to the Company’s Outside Directors pursuant to the 1996 Directors’ Plan and the 2005 Directors’ Plan:

Non-Employee Director	Date of Grant	Type of Grant	Number of Shares		Exercise Price Per Share
Bernhard Woebker	6/15/05	Initial Grant	4000	(1)	$3.00
	8/22/05	Succeeding	372	(2)	$4.10
Herbert May	11/1/04	Succeeding	2000	(1)	$7.50
	8/22/05	Succeeding	1610	(2)	$4.10
Uday Bellary	7/29/05	Succeeding	2000	(1)	$3.59
	8/22/05	Succeeding	131	(2)	$4.10
William Henry Delevati	8/22/05	Succeeding	1671	(2)	$4.10

(1)          Option granted under 1996 Directors’ Plan

(2)          Prorated option granted under 2005 Directors’ Plan

Grants of options under the 1996 Directors’ Plan and the 2005 Directors’ Plan are immediately exercisable and vest as to 50% of the total underlying shares on each of the two anniversaries following the date of grant so long as the Outside Director receiving such options continues to serve as a director or consultant to the Company.

In addition, in connection with Versant’s merger with Poet, in March 2004 Versant assumed certain options of Poet, including (1) options to purchase 5,600, 1,400, 1,400 and 2,800 shares of Versant Common Stock at per share exercise prices of $5.10, $5.50, $10.40 and $122.22, respectively, granted to director Herbert May under a Poet option plan, and (2) options to purchase 28,000 shares of Versant Common Stock granted to director Jochen Witte under Poet’s option plans.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2005 were Messrs. Delevati, Bellary and May. Messrs Delevati, Bellary and May served as members of the Compensation Committee throughout fiscal 2005. None of the members of the Compensation Committee during fiscal 2005 had ever been an officer or employee of the Company or any of its subsidiaries. During fiscal 2005, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving on the Company’s Board or Compensation Committee.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Grant Thornton LLP, an independent registered public accounting firm, to audit the financial statements of Versant for the current fiscal year ending October 31, 2006. Grant Thornton LLP has served as the Company’s independent registered public accounting firm since June 2003. The Company expects that representatives of Grant Thornton LLP will be present at the Annual Meeting, will be available to answer any appropriate questions, and will have the opportunity to make a statement if they desire to do so.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote that are present in person or represented by proxy at the Annual Meeting and voting on this proposal will be required to approve this proposal, provided that the affirmative votes must constitute at least a majority of the required quorum. Neither an abstention nor a broker non-vote will be counted as a vote “for” or “against” this proposal. However, abstentions and broker non-votes can have the effect of preventing approval of a proposal where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITOR AND ACCOUNTANT FOR FISCAL YEAR 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

Our only class of voting securities is our Common Stock. The following table presents information regarding the beneficial ownership of our Common Stock (which includes certain securities exercisable for or convertible into Common Stock) as of February 15, 2006 by:

•       each shareholder known by us to be the beneficial owner of more than 5% of our Common Stock;

•       each of our directors;

•       the individuals who served as the Company’s Chief Executive Officer during fiscal 2005 and the Company’s other most highly compensated executive officers during fiscal 2005 (together, the “named executive officers”);

•       one current executive officer who became an executive officer after fiscal 2005; and

•       all directors and executive officers as a group.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Shareholders:
Vertex(1)	400,941	11.3%
Royce & Associates, LLC(2)	321,310	9.0%
Executive Officers and Directors:
Jochen Witte(3)	84,800	2.3%
Nick Ordon(4)	64,355	1.8%
Bernhard Woebker(5)	29,445	*
Lee McGrath(6)	24,772	*
Herbert May(7)	14,810	*
William Henry Delevati(8)	10,171	*
Uday Bellary(9)	8,131	*
Thomas Huben(10)	2,073	*
Charlie Wuischpard(11)	100	*
All Directors and Executive officers As a Group (9 persons)(12)	238,657	6.5%

The percentage of beneficial ownership for the following table is based on 3,557,089 shares of Common Stock outstanding as of February 15, 2006. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares issuable upon the exercise of options and warrants within 60 days of February 15, 2006 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of Common Stock of such person but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of Common Stock of any other person.

*                      Represents less than 1%.

      (1)  Includes 270,883 shares owned directly by Vertex Technology Fund (“VTF”), 70,422 shares of Common Stock owned directly by Vertex Technology Fund (II) Ltd. (“VTF2”), 48,976 shares of Common Stock owned directly by Vertex Investments International (III), Inc. (“VII3”), 10,000 shares of Common Stock owned directly by Vertex Investments International (I) Inc. (“VII1”), and 660

shares of Common Stock owned directly by Vertex Management Pte Ltd (“VM”). Vertex Management (II) Pte Ltd (“VM2”) may be deemed to share voting and dispositive power with respect to shares held of record by VTF and VTF II pursuant to management agreements between VM2 and those entities and powers of attorney granted by VTF and VTF II to representatives of VM2. Vertex Venture Holdings Ltd (“VVH”) may be deemed to share voting and dispositive power with respect to shares held of record by VTF, VTF2, VII1, VII3 and VM as the majority shareholder of VTF, VTF2, VII3, VII1, and as the sole shareholder of Vickers Capital Limited, which is the sole shareholder of VM. The address of VTF, VTF2, VM, VM2 and VVH is 51 Cuppage Road, #10-08 Starhub Centre, Singapore 229469. The address of VII1 and VII3 is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The foregoing information is based on the Schedule 13G dated January 23, 2006 filed by VTF, VTF2, VVH, VM, VM2, VII1 and VII3 with the Securities and Exchange Commission.

      (2)  The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019. The foregoing information is based on the Schedule 13G dated January 31, 2006 filed by Royce & Associates, LLC with the Securities and Exchange Commission.

      (3)  Includes 15,120 shares of Common Stock owned by Mr. Witte’s spouse and 28,000 shares of Common Stock subject to options exercisable within 60 days of February 15, 2006.

      (4)  Includes 57,495 shares of Common Stock subject to options exercisable within 60 days of February 15, 2006. Mr. Ordon’s employment with Versant terminated on June 15, 2005 and his options will remain exercisable through March 12, 2006, at which time they will expire and terminate.

      (5)  Includes 4,372 shares of Common Stock subject to options exercisable within 60 days of February 15, 2006.

      (6)  Includes 23,996 shares of Common Stock subject to options exercisable within 60 days of February 15, 2006. Mr. McGrath’s employment with Versant terminated on June 15, 2005 and his options will remain exercisable through February 28, 2006, at which time they will expire and terminate.

      (7)  Includes 14,810 shares of Common Stock subject to options exercisable with 60 days of February 15, 2006.

      (8)  Includes 9,171 shares of Common Stock subject to options exercisable within 60 days of February 15, 2006.

      (9)  Includes 8,131 shares of Common Stock subject to options exercisable within 60 days of February 15, 2006.

(10)  Includes 2,073 shares of Common Stock subject to options exercisable within 60 days of February 15, 2006. Mr. Huben did not become an executive officer until fiscal 2006.

(11)  Mr. Wuischpard’s employment with Versant terminated on December 3, 2004.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned or paid during the fiscal years ended October 31, 2003, 2004 and 2005 by Jochen Witte, Versant’s Chief Executive Officer since June 2005 and Nick Ordon, the Company’s previous Chief Executive Officer through June 2005 and Versant’s other named executive officers (as defined in “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” above). This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, whether paid or deferred.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Other Annual Compensation(2)	Securities Underlying Options(3)	All Other Compensation(4)
Jochen Witte	2005	$217,000	$105,514	$15,369	—	$5,084
Chief Executive Officer,	2004	$124,254	$18,791	$4,699	—	$—
Chief Financial Officer and	2003	$—	$—	$—	—	$—
Secretary
Nick Ordon(5)	2005	$180,000	$75,000	$—	—	$93,626
President and Chief	2004	$270,000	$75,000	$—	—	$2,666
Executive Officer	2003	$259,616	$30,000	$—	—	$3,354
Lee McGrath(6)	2005	$158,333	$37,500	$—	3,800	$44,651
Vice President, Finance and	2004	$200,000	$58,679	$—	2,000	$460
Administration	2003	$192,309	$—	$—	100,000	$646
Chief Financial Officer and Secretary
Charles Wuischpart(7)	2005	$14,231	$34,240	$—	—	$363
Vice President,	2004	$150,000	$168,270	$—	2,000	$330
America/APAC Sales	2003	$144,231	$160,808	$—	10,000	$756

(1)          Reflects amounts earned during the fiscal year.

(2)          The amounts identified for Mr. Witte in this column represent auto lease payments.

(3)          In addition to the options shown above, following the close of the fiscal year ended October 31, 2005, Mr. Witte was granted an option to purchase up to 20,000 shares of Versant Common Stock on the Company’s standard vesting terms.

(4)          The amounts identified in this column represent payment of life insurance premiums and, in the case of Mr. Ordon and Mr. McGrath for fiscal 2005, include $93,087 and $43,991 of severance payments and benefits, respectively.

(5)          Mr. Ordon resigned from these positions, and his employment with Versant terminated, in June 2005.

(6)          Mr. McGrath resigned from these positions, and his employment with Versant terminated, in June 2005.

(7)          Mr. Wuischpard resigned from Versant in December 2004.

After the close of the 2005 fiscal year, on January 23, 2006, Mr. Thomas Huben became an executive officer of the Company when he was promoted to the position of Executive Vice President of Field Operations. Prior to his appointment as Executive Vice President of Field Operations, from July 2005 to

January 2006 Mr. Huben was the Company’s Vice President of Worldwide Sales. From January to June of 2005 he was the Company’s Vice President, European Database Sales and from September 2001 to December 2004 he served as the Company’s Director of Sales, EMEA. Prior to joining Versant as a result of its merger with Poet Holdings, Mr. Huben had served from 1998 to 2001 as the Director of Business Development of Poet Software GmbH. During fiscal 2005, Mr. Huben was paid a salary of $119,951 and a bonus of $114,681, an automobile allowance of $10,356 and life insurance premiums of $1,688 and was granted an option to purchase up to 1,750 shares of Common Stock. In fiscal 2004 he was paid a salary of $110,115 and a bonus of $49,731, an automobile allowance of $10,117 and life insurance premiums of $1,570 and was granted an option to purchase up to 1,712 shares of Common Stock.

Option Grants During Last Fiscal Year

The following table presents information concerning grants of stock options to the named executive officers listed in the Summary Compensation Table above during fiscal 2005. In accordance with the rules of the Securities and Exchange Commission, the table presents the hypothetical gains or “option spreads” that would exist for the options as the end of their respective ten-year terms. These gains are based on assumed annual rates of stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term. The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not reflect Versant’s estimate or projection of future stock price growth.

All of the options presented in the table below were granted pursuant to Versant’s 1996 Equity Incentive Plan. These options are either incentive stock options or nonqualified stock options and generally vest and become exercisable with respect to 25% of the shares subject to the option on the nine-month anniversary of the date of grant and with respect to an additional 2.778% of these shares each month thereafter, Options expire ten years from the date of grant, unless they terminate earlier due to termination of the named executive officer’s employment. Options are granted at an exercise price equal to the fair market value of Versant Common Stock on the date of grant. In the following table, the percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 88,950 shares of Common Stock granted to employees during fiscal 2006.

	Individual Grants				Potential Realizable Value
	Number of				At Assumed Annual
	Shares of	Percent of Total			Rate of Stock Price
	Common Stock	Options Granted	Exercise or		Appreciation for
	Underlying	to Employees	Base Price	Expiration	Option Term
Name	Options Granted	in Fiscal 2005	Per Share	Date	5%	10%
Lee McGrath(1)	3,800	4.3%	$8.20	2/28/2006	$19,596	$49,661

(1)          Mr. McGrath’s employment with Versant terminated on June 15, 2005, at which time all of the 2,000 options granted to him in fiscal 2004 were fully vested and exercisable. These options will remain exercisable until February 28, 2006, at which time they will expire and terminate and cease to be exercisable, unless earlier exercised.

Aggregate Option Exercises During the Last Fiscal Year
And Fiscal Year-End Option Values

The following table reflects the number of shares of Common Stock acquired upon exercise of stock options by the named executive officers during fiscal 2005 and the value realized upon such exercise. Also presented are the numbers of shares of exercisable and unexercisable stock options held as of October 31, 2005 by each of such named executive officers, and values of unexercised “in-the-money” options, which represent the positive difference between the exercise price per share of each outstanding stock option and

$3.15, the closing price per share of the Company’s Common Stock on October 31, 2005 on the Nasdaq Stock Market.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options		Shares	Value
	Options at October 31, 2005		at October 31, 2005		Acquired	Realized Due to
Name	Exercisable	Unexercisable	Exercisable	Unexercisable	On Exercise	Exercise
Jochen Witte	21,261	6,739	—	—	—	$—
Nick Ordon(1)	57,495	—	—	—	—	$—
Lee McGrath(2)	23,996	—	—	—	—	$—
Charles Wuischpard(3)	—	—	—	—	—	$—

(1)          The stock options held by Mr. Ordon are exercisable only as to the shares that were vested as of his June 2005 termination date, and no additional shares will vest under his options. Mr. Ordon’s stock options will expire and cease to be exercisable as of March 12, 2006.

(2)          The stock options held by Mr. McGrath are exercisable only as to the shares that were vested as of his June 2005 termination date, and no additional shares will vest under his options. Mr. McGrath’s stock options will expire and cease to be exercisable as of February 28, 2006.

(3)          Mr. Wuischpard’s employment with Versant terminated on December 3, 2004 and at October 31, 2005 all his previously held option had expired.

Securities Authorized for Issuance under Equity Compensation Plans

The following information is provided with respect to our equity compensation plans (including individual compensation arrangements) as of October 31, 2005:

Number of Securities
remaining available for
	Number of Securities	Weighted-Average	future issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options, warrants	securities reflected in
Plan Category	warrants and rights(1)	and rights	column (a))
(a)
Equity Compensation Plans approved by security holders	237,822 (3)	$24.92	266,937 (2)
Equity Compensation Plans not approved by security holders	—	$—	—
Total	237,822 (3)	$24.92	266,937 (2)

(1)          Excludes purchase rights currently accruing under the 1996 Employee Stock Purchase Plan and potentially accruing under the 2005 Employee Stock Purchase Plan.

(2)          Includes shares available for future issuance under the 1996 Employee Stock Purchase Plan. As of October 31, 2005, an aggregate of 45,032 shares of Versant common stock were available for future issuance under this purchase plan. Upon expiration of the 1996 Employee Stock Purchase Plan in May 2006 any unpurchased shares reserved under that plan will automatically be reserved for issuance under the 2005 Employee Stock Purchase Plan.

(3)          Excludes options to purchase 63,665 shares of Versant common stock assumed by Versant in connection with its merger with Poet Holdings, Inc. The weighted-average exercise price of those outstanding options is $22.54 per share (as of October 31, 2005). No additional options may be granted under which those assumed options were originally granted.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Separation Arrangements of Certain Executive Officers.   As part of a restructuring plan that Versant announced on June 14, 2005, Nick Ordon, Versant’s former Chairman of the Board, Chief Executive Officer and President, and Lee McGrath, Versant’s former Vice President, Finance & Administration, Chief Financial Officer and Secretary, resigned from those positions effective immediately after June 14, 2005. Jochen Witte, Versant’s President, European Operations, became Versant’s Chief Executive Officer, President and Chief Financial Officer effective June 15, 2005. In connection with the termination of Mr. Ordon’s and Mr. McGrath’s employment with Versant, each of them entered into a separation agreement with Versant dated as of June 14, 2005. These separation agreements provide that Mr. Ordon’s and Mr. McGrath’s employment with Versant terminated in June 2005 and provide that each former officer would, during his defined severance period, receive severance payments equal to the payments that would have been made as his current base salary in installments at regular pay periods as well as payment by Versant of premiums to continue his coverage under Versant’s medical plans. In addition, each officer was allowed additional time during his severance period to exercise any of his Versant stock options that were vested at the date the officer’s employment terminated. Mr. Ordon’s severance period runs from his termination date through March 12, 2006 and Mr. McGrath’s severance period runs from his termination date through February 28, 2006. In consideration of this severance and other agreements, Mr. Ordon and Mr. McGrath each granted Versant a full general release, agreed to certain non-competition and non-solicitation covenants during the severance period and agreed to provide certain consulting services to Versant during the severance period. Mr. Ordon’s consulting obligation was to perform up to 40 hours per week of services for Versant through June 30, 2005 and thereafter up to 10 hours per month. Mr. McGrath’s consulting obligation was to provide up to 40 hours of consulting services per week through August 31, 2005 and thereafter up to 10 hours per month until February 28, 2006. A breach of an officer’s obligations under his separation agreement is grounds for Versant to terminate his severance compensation.

Chief Executive Officer’s Employment Arrangements.   In connection with the consummation of our merger with Poet in March 2004, a German affiliate of the Company entered into an employment agreement with Jochen Witte, then President and Chief Executive Officer of Poet, pursuant to which the Company agreed to appoint Mr. Witte as the Company’s President of European Operations after consummation of the merger. The term of Mr. Witte’s employment agreement is a period of three years beginning on April 1, 2004. Initially, Mr. Witte’s annual base salary under this agreement was paid at the annual rate of EURO 150,000 and a target bonus of EURO 75,000 connected to the performance of Versant’s European operations, in addition to other benefits. Under the terms of this agreement with Mr. Witte, if Versant terminates Mr. Witte’s employment without cause it must continue to pay him his salary for the remaining term of the agreement. In connection with Mr. Witte’s assuming the offices of Chief Executive Officer, President and Chief Financial Officer of Versant in June of 2005, Mr. Witte’s existing employment agreement was modified effective June 15, 2005 to increase his annual salary rate to $270,000 per annum and to increase his annual target bonus amount to a potential maximum of $150,000. On November 29, 2005 the Compensation Committee of the Board (i) awarded Mr. Witte a bonus of $60,000 as his variable compensation for fiscal 2005, (ii) determined that Mr. Witte’s annual salary would be continued at the rate of $270,000 per year and (iii) established a bonus program for Mr. Witte for the fiscal year ending October 31, 2006, as follows. For so long as Mr. Witte continues to serve as the Company’s Chief Executive Officer, after each fiscal quarter in fiscal 2006 in which the Company has net income as determined in accordance with generally accepted accounting principles before deduction of Mr. Witte’s bonus (“Net Income”), Mr. Witte is to be paid an amount equal to three percent (3%) of the Company’s Net Income for that fiscal quarter (a “Quarterly Payment”), and after the fiscal year end, Mr. Witte would be entitled to be paid a final bonus payment equal to six percent (6%) of the Company’s Net Income for fiscal year 2006 (if any) minus all prior Quarterly Payments paid to Mr. Witte under this bonus program in fiscal 2006. If the sum of all Quarterly Payments paid to Mr. Witte exceeds six percent

(6%) of the Company’s Net Income for fiscal 2006, Mr. Witte would be entitled to retain all those payments made him without any offset or obligation to refund any of such payments. All payments made under this bonus program will be paid to Mr. Witte in Euros based on then-current currency exchange rates.   On November 29, 2005 the Compensation Committee also granted Mr. Witte an option to purchase up to 20,000 shares of the Company’s Common Stock pursuant to Versant’s 2005 Equity Incentive Plan subject to the Company’s standard vesting terms such that the right to purchase 25% of the shares subject to the option would vest nine months after the grant of the option and thereafter the option would vest and become exercisable with respect to approximately 2.77% of the options per month over a period of 27 months. As of the date hereof, Mr. Witte’s new compensation package (other than his stock options) has not been reduced to a written agreement.

REPORT OF THE COMPENSATION COMMITTEE

This Report of the Compensation Committee is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”) by any general statement incorporating by reference this Proxy Statement, and shall only be incorporated into other filings to the extent that the Company specifically incorporates this information by reference, and shall not be deemed soliciting material or filed under the Securities Act or Exchange Act.

Versant’s Compensation Committee makes policy and decisions regarding compensation, including stock option grants, for the Company’s executive officers, and oversees compensation policy for all other employees. During fiscal 2005, the members of the Compensation Committee were Dr. Herbert May, Uday Bellary and William Henry Delevati. All members of the Compensation Committee during fiscal 2005 were outside directors who were not employees of the Company and had not been employees of the Company for at least the previous two years.

General Compensation Policy

The Compensation Committee acts on behalf of the Board to establish the general compensation policy for Versant. The Compensation Committee reviews and establishes base salary levels and target bonuses for the Company’s Chief Executive Officer and other executive officers each year. The Compensation Committee also administers the Company’s 1996 and 2005 Equity Incentive Plans, the Company’s 1996 and 2005 Employee Stock Purchase Plans, and 1996 and 2005 Directors’ Stock Option Plans. The Compensation Committee has authorized the Company’s CEO to grant stock options to non-executive employees under the 1996 and 2005 Equity Incentive Plan, subject to certain limitations and criteria

The Compensation Committee’s overall policy is to offer Versant’s CEO and other executive officers competitive compensation consistent with the Company’s size, revenue and cash reserves. Each executive officer’s compensation package is comprised of three elements:

                                 (i)  Base salary, which reflects individual performance and is designed to be competitive with salary levels for comp    arable companies;

                             (ii)  Incentive bonuses payable in cash, which may be based on the Compensation Committee’s assessment of an executive’s overall performance, on overall Company financial performance or the achievement of internal Company objectives; and

                         (iii)  Long-term stock-based incentive awards, typically stock options, designed to align the interests of the Company’s executive officers and the Company’s shareholders.

The size of any option grant to each executive officer is set at a level that is intended to create a meaningful opportunity for stock ownership based on the individual’s position with Versant and the base salary associated with that position, the size of comparable grants made to individuals in similar positions in the Company’s industry, the individual’s performance in recent periods and the number of options held by the individual at the time of grant. The relative weight given to these factors varies with each individual at the discretion of the Compensation Committee.

Executive Officer Compensation

In fiscal 2005, the Company paid bonuses to Mr. Witte in the sum of $105,514, to Mr. Huben in the sum of $114,681, to Mr. Ordon in the sum of $75,000, to Mr. McGrath in the sum of $37,500 and to Mr. Wuischpard in the sum of $34,240, in recognition of their achievements of the Company’s overall business performance. The Committee also reviewed the equity incentives of the Company’s executive officers, and granted Messrs. McGrath and Huben 3,800 and 1,750 shares of additional stock options each to provide them appropriate incentives.

In connection with his separation from the Company in June 2005, the Committee recommended, and the Board approved, the severance and consulting arrangement with Mr. McGrath described above under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” based in part upon Mr. McGrath’s prior tenure and service to the Company and the Company’s transition requirements following his separation from the Company.

Chief Executive Officer Compensation

The Compensation Committee intends to review annually the performance and compensation of the Company’s President and Chief Executive Officer, and to use the criteria and procedures described above in setting his cash and equity compensation. Nick Ordon, who resigned as the Company’s Chairman of the Board, Chief Executive Officer and President effective June 15, 2005, served as the Company’s President, Chief Executive Officer and a director from January 5, 1998 through that date. Mr. Witte, who previously served as the Company’s President, European Operations, became the Company’s Chief Executive Officer, President and Chief Financial Officer effective June 15, 2005. (For more information regarding Mr. Witte’s fiscal 2005 compensation, please see the section above entitled “Employment Contracts and Termination of Employment and Change-in-Control Arrangements,” as well as the portion of this Report of the Compensation Committee entitled “Executive Officer Compensation.”)

The Compensation Committee reviews and establishes the base salary of the Company’s Chief Executive Officer based on its assessment of salary levels for Chief Executive Officers of comparable companies and competitive factors necessary to attract and retain qualified executives to the Company. In the past the Compensation Committee has also considered industry salary surveys and/or consultant reports, as and when it deems appropriate. The Compensation Committee also assesses the Chief Executive Officer’s past performance and its expectations as to his future contribution in achieving the Company’s long-term goals and objectives.

The Committee evaluated Mr. Witte’s fiscal 2005 compensation primarily based on the success of his transition to the position of Chief Executive Officer, the scope of his duties, the Company’s overall performance and liquid asset management, Mr. Witte’s personal overall performance and Mr. Witte’s progress in implementing the Company’s restructuring strategy. The Committee did not grant Mr. Witte an option in fiscal 2005, principally due to an assessment that his current option holdings were then appropriate based on the Company’s current capitalization structure. Following the fiscal year and the Committee’s review of Mr. Witte’s performance in fiscal 2005, the Committee granted Mr. Witte a standard vesting option to purchase up to 20,000 shares of Versant Common Stock in recognition of Mr. Witte’s efforts in fiscal 2005 and to provide him ongoing incentives.

In connection with Mr. Ordon’s separation from the Company in June 2005, the Committee recommended, and the Board approved, the severance and consulting arrangement with Mr. Ordon described above under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” based in part upon Mr. Ordon’s long prior service to the Company and to help assure a successful management transition.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

Versant intends to comply with the requirements of Section 162(m) of the Internal Revenue Code for 2005. In any event, we do not expect cash compensation to any of our executive officers to exceed $1 million.

COMPENSATION COMMITTEE
Herbert May
Uday Bellary
William Henry Delevati

REPORT OF THE AUDIT COMMITTEE

This Report of the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference into any filing under the Securities Act or under the Exchange Act by any general statement incorporating by reference this Proxy Statement, and shall only be incorporated into other filings to the extent that the Company specifically incorporates this information by reference, and shall not be deemed soliciting material or filed under the Securities Act or Exchange Act.

The Audit Committee is composed of three independent directors and operates under a written charter approved by the Audit Committee and adopted by the Board. Uday Bellary, William Henry Delevati and Dr. Herbert May are the current members of the Audit Committee. The Audit Committee recommends to the Board, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, including by engaging in discussions with management and the Company’s independent registered public accounting firm.

In this context, the Audit Committee has reviewed, and has met and held discussions with management and the independent registered public accounting firm regarding, the Company’s audited financial statements for fiscal 2005. As part of this discussion management has confirmed to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, including the representation of the Company’s management with regard to the audited, consolidated financial statements, and the Audit Committee’s review of the disclosures referenced in the preceding paragraph, the Company’s audited consolidated financial statements and the report of the independent registered public accounting firm thereon, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended October 31, 2005 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Uday Bellary
William Henry Delevati
Dr. Herbert May

Principal Accountant Fees and Services

The independent registered public accounting firm of Grant Thornton LLP was selected to serve as the Company’s independent registered public accountant to perform the audit of the Company’s financial statements for the fiscal years ended October 31, 2005 and 2004. The Company expects that representatives of Grant Thornton LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to answer any appropriate questions.

The table below sets forth the aggregate audit fees, audit-related fees, tax fees and all other fees billed for services rendered by the Company’s principal accountant in our fiscal years ended October 31, 2005 and 2004.

	Fiscal	Fiscal
Fee Category	2005	2004
Audit Fees	$527,777	$595,036
Audit-Related Fees	33,147	78,449
Tax Fees	—	—
All Other Fees	—	—
Total All Fees	$560,924	$673,485

Audit Fees include aggregate fees billed for professional services rendered in connection with Grant Thornton LLP’s audit of Versant’s annual consolidated financial statements for the fiscal years 2004 and 2005, the reviews of Versant’s consolidated financial statements included in the Quarterly Reports on Forms 10-Q and 10-QSB for each of those fiscal years, and the attestation services for the statutory audits of international subsidiaries.

Audit-Related Fees include professional services rendered in connection with the various acquisitions completed by the Company and also in connection with certain regulatory filings and responses made by the Company.

Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve at the beginning of each fiscal year all audit and permissible non-audit services to be provided by the independent registered public accounting firm during that fiscal year. The Audit Committee pre-approves these services by authorizing specific projects within the categories of service outlined above. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee considered the services listed above to be compatible with maintaining Grant Thornton LLP’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Versant’s directors and officers, and persons who own more than 10% of a registered class of Versant’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by SEC regulations to furnish Versant with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of such forms furnished to Versant and written representations from the executive officers and directors of the company, Versant believes that with the exception of the following two late filings incidents all Section 16(a) filing requirements were met during fiscal 2005:

•       The grant of an option to purchase 2,000 shares of Versant Common Stock to Dr. Herbert May on November 1, 2004 that was reported on Form 4 on December 22, 2004.

•       The grant of an option to purchase 4,000 shares of Versant Common Stock to Mr. Bernhard Woebker on June 15, 2005 that was reported on Form 4 on June 24, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As part of a restructuring plan that Versant announced on June 14, 2005, Nick Ordon, Versant’s former Chairman of the Board, Chief Executive Officer and President, and Lee McGrath, Versant’s former Vice President, Finance & Administration, Chief Financial Officer and Secretary, resigned from those positions effective immediately after June 14, 2005. Jochen Witte, Versant’s President, European Operations, became Versant’s Chief Executive Officer, President and Chief Financial Officer effective June 15, 2005. In connection with the termination of Mr. Ordon’s and Mr. McGrath’s employment with Versant, each of them entered into a separation agreement with Versant dated as of June 14, 2005. These separation agreements provide that Mr. Ordon’s and Mr. McGrath’s employment with Versant terminated in June 2005 and provide that each former officer would, during his defined severance period, receive severance payments equal to the payments that would have been made as his current base salary in installments at regular pay periods as well as payment by Versant of premiums to continue his coverage under Versant’s medical plans. In addition, each officer was allowed additional time during his severance period to exercise any of his Versant stock options that were vested at the date the officer’s employment terminated. Mr. Ordon’s severance period runs from his termination date through March 12, 2006 and Mr. McGrath’s severance period runs from his termination date through February 28, 2006. In consideration of this severance and other agreements, Mr. Ordon and Mr. McGrath each granted Versant a full general release, agreed to certain non-competition and non-solicitation covenants during the severance period and agreed to provide certain consulting services to Versant during the severance period. Mr. Ordon’s consulting obligation was to perform up to 40 hours per week of services for Versant through June 30, 2005 and thereafter up to 10 hours per month. Mr. McGrath’s consulting obligation was to provide up to 40 hours of consulting services per week through August 31, 2005 and thereafter up to 10 hours per month until February 28, 2006. A breach of an officer’s obligations under his separation agreement is grounds for Versant to terminate his severance compensation.

In connection with the consummation of our merger with Poet in March 2004, a German affiliate of the Company entered into an employment agreement with Jochen Witte, then President and Chief Executive Officer of Poet, pursuant to which the Company agreed to appoint Mr. Witte as the Company’s President of European Operations after consummation of the merger. The term of Mr. Witte’s employment agreement is a period of three years beginning on April 1, 2004. Initially, Mr. Witte’s annual base salary under this agreement was paid at the annual rate of EURO 150,000 and a target bonus of EURO 75,000 connected to the performance of Versant’s European operations, in addition to other benefits. Under the terms of this agreement with Mr. Witte, if Versant terminates Mr. Witte’s employment without cause it must continue to pay him his salary for the remaining term of the agreement. In connection with Mr. Witte’s assuming the offices of Chief Executive Officer, President and Chief Financial Officer of Versant in June of 2005, Mr. Witte’s existing employment agreement was modified effective June 15, 2005 to increase his annual salary rate to $270,000 per annum and to increase his annual target bonus amount to a potential maximum of $150,000. On November 29, 2005 the Compensation Committee of the Board (i) awarded Mr. Witte a bonus of $60,000 as his variable compensation for fiscal 2005, (ii) determined that Mr. Witte’s annual salary would be continued at the rate of $270,000 per year and (iii) established a bonus program for Mr. Witte for the fiscal year ending October 31, 2006, as follows. For so long as Mr. Witte continues to serve as the Company’s Chief Executive Officer, after each fiscal quarter in fiscal 2006 in which the Company has net income as determined in accordance with generally accepted accounting principles before deduction of Mr. Witte’s bonus (“Net Income”), Mr. Witte is to be paid an amount equal to three percent (3%) of the Company’s Net Income for that fiscal quarter (a “Quarterly Payment”), and after the fiscal year end, Mr. Witte would be entitled to be paid a final bonus payment equal to six percent (6%) of the Company’s Net Income for fiscal year 2006 (if any) minus all prior Quarterly Payments paid to Mr. Witte under this bonus program in fiscal 2006. If the sum of all Quarterly Payments paid to Mr. Witte exceeds six percent (6%) of the Company’s Net Income for fiscal 2006, Mr. Witte would be entitled to retain all those payments made him without any offset or obligation to refund any of such payments. All payments made under this bonus program will be paid to Mr. Witte in Euros based on then-current currency exchange rates.   On November 29, 2005 the Compensation Committee also granted Mr. Witte an option to purchase up to 20,000 shares of the Company’s Common Stock pursuant to Versant’s 2005 Equity Incentive Plan subject to the Company’s standard vesting terms such that the right to purchase 25% of the shares subject to the option would vest nine months after the grant of the option and thereafter the option would vest and become exercisable with respect to approximately 2.77% of the options per month over a period of 27 months. As of the date hereof, Mr. Witte’s current compensation package (other than his stock options) has not been reduced to a written agreement.

The Company has entered into a consulting arrangement with Mr. Woebker. Under the arrangement the Company compensates Mr. Woebker with a monthly fee of $5,000 plus reimbursement for all travel expenses related to the consulting activities on behalf of the Company.

Except for compensation arrangements described in the “Employment Contracts and Termination of Employment and Change-in-Control Arrangements” section above and the arrangements described above in this “Certain Relationships and Related Transactions” section, since November 1, 2004, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of the Common Stock of the Company had or will have a direct or indirect material interest.

COMPANY STOCK PRICE PERFORMANCE

The following line graph compares the cumulative total return to shareholders on Versant Common Stock since December 31, 2000. The graph compares shareholder return on the Company’s Common Stock with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Index.

The graph assumes that $100 was invested on December 31, 2000 in Versant’s Common Stock in the Nasdaq Composite Index and in the Nasdaq Computer and Data Processing Index and that all dividends were reinvested. Shareholder returns over the period indicated should not be considered indicative of future shareholder returns.

The information contained in this Company Stock Price Performance section shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Versant specifically incorporates it by reference into such filing.

COMPARISON OF 58 MONTH CUMULATIVE TOTAL RETURN*
AMONG VERSANT CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

*                    $100 invested on 12/31/00 in stock or index—including reinvestment of dividends. Fiscal year ending October 31

	Cumulative Total Return
	12/00	10/01	10/02	10/03	10/04	10/05
VERSANT CORPORATION	100.00	133.33	23.56	80.00	34.67	14.00
NASDAQ STOCK MARKET (U.S.)	100.00	68.73	55.45	80.06	81.52	86.58
NASDAQ COMPUTER & DATA PROCESSING	100.00	72.82	61.93	76.53	85.87	87.51

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2007 Annual Meeting of Shareholders, or “2007 Meeting,” must be received by the Company at its principal executive offices by no later than November 1, 2006 (the “Deadline Date”) in order to be included in the Company’s proxy statement and form of proxy relating to that meeting. If a shareholder wishes to present a proposal directly at the 2007 Meeting that is not to be included in the Company’s proxy materials for that meeting then under SEC Rule 14a-4(c)(1) proxies solicited by the Company for the 2006 Meeting may be voted by the Company’s proxy holders in their discretion with respect to such proposal unless the Company receives written notice of the proposal by no later than the close of business on 16, 2007 (the ”Discretionary Deadline Date”). Even if such a shareholder proposal is timely received by the Discretionary Deadline Date, the Company retains discretion to vote proxies it receives on such proposal provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent of the proposal does not issue a proxy statement. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to, any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

The Board does not presently intend to bring any other matters before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that Proxies, in the form enclosed, will be voted in respect of any such other matters in accordance with the judgment of the persons voting such Proxies.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

AVAILABILITY OF ANNUAL REPORT

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-KSB, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE FREE OF CHARGE, UPON REQUEST.

APPENDIX “1”

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Versant Corporation (the “Company”) is to assist the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company’s financial accounting, reporting and controls. The Committee’s principal functions are to:

•                    monitor the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the Company’s independent auditors and the Company’s financial and senior management;

•                    review and evaluate the independence and performance of the Company’s independent auditors; and

•                    facilitate communication among the Company’s independent auditors, the Company’s financial and senior management and the Board.

The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this charter. In order to serve these functions, the Committee shall have unrestricted access to Company personnel and documents, and shall have authority to direct and supervise an investigation into any matters within the scope of its duties, including the power to retain outside counsel in connection with any such investigation.

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and its independent auditors or to assure compliance with laws and regulations and the Company’s policies and procedures.

II. Membership

All members of the Committee will be appointed by, and shall serve at the discretion of, the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the Committee membership.

As of the date this charter is adopted and until June 13, 2001, the Committee shall consist of at least two members of the Board. At least a majority of the members shall be persons who are not officers or employees of the Company or any subsidiary and who do not have any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As of June 14, 2001, the Committee shall consist of three or more members of the Board, with the exact number being determined by the Board. Each member of the Committee shall be “independent” as defined by the rules of The Nasdaq Stock Market, as they may be amended from time to time (the “Rules”), except as otherwise permitted by such Rules. Each member of the Committee shall have the ability to read and understand fundamental financial statements (or become able to do so within a reasonable time after joining the Committee) and at least one member shall have prior experience in accounting, financial management or financial oversight, as required by the Rules.

III. Meetings

Meetings of the Committee shall be held from time to time as determined by the Board and/or the members of the Committee. The Committee should periodically meet with the independent auditors out of the presence of management about internal controls, the fullness and accuracy of the Company’s financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee. The Committee members, or the Chairman of the Committee on behalf of all of the Committee members, should communicate with management and the independent auditors on a periodic basis in connection with their review of the Company’s financial statements.

IV. Responsibilities and Duties

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1.     Review the Company’s quarterly and annual financial statements, including any report or opinion by the independent auditors, prior to distribution to the public or filing with the Securities and Exchange Commission.

2.     In connection with the Committee’s review of the annual financial statements:

•        Discuss with the independent auditors and management the financial statements and the results of the independent auditors’ audit of the financial statements.

•        Discuss any items required to be communicated by the independent auditors in accordance with SAS 61, as amended. These discussions should include the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company’s financial statements and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

3.     In connection with the Committee’s review of quarterly and/or annual financial statements, as applicable, the Committee or the Chairman of the Committee shall:

•        Discuss with the independent auditors and management the results of the independent auditors’ SAS 71 review of the quarterly financial statements.

•        Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any significant disagreements among management and the independent auditors.

4.     Discuss any comments or recommendations of the independent auditors outlined in their annual management letter. Approve a schedule for implementing any recommended changes and monitor compliance with the schedule.

5.     Discuss with the independent auditors and management their periodic reviews of the adequacy of the Company’s accounting and financial reporting processes and systems of internal control, including the adequacy of the systems of reporting to the audit committee by each group.

6.     Periodically consult with the independent auditors out of the presence of management about internal controls, the fullness and accuracy of the Company’s financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee.

7.     Review the independence and performance of the independent auditors. Recommend to the Board of Directors the appointment or discharge of the independent auditors.

8.     Communicate with the Company’s independent auditors about the Company’s expectations regarding its relationship with the auditors, including the following:  (i) the independent auditors’ ultimate accountability to the Board and the Committee, as representatives of the Company’s stockholders; and (ii) the ultimate authority and responsibility of the Board and the Committee to select, evaluate and, where appropriate, replace the independent auditors.

9.     Review and approve processes and procedures to ensure the continuing independence of the Company’s independent auditors. These processes shall include obtaining and reviewing, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships and discontinuing any relationships that the Committee believes could compromise the independence of the auditors.

10.   Review at a general level the independent auditors’ audit plan.

11.   Approve the fees and other significant compensation to be paid to the independent auditors. Pre-approve all permitted non-audit services to be provided by the independent auditors.

12.   Periodically review the status of any legal matters that could have a significant impact on the Company’s financial statements.

13.   Annually prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement to the extent required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

14.   Maintain minutes of meetings and periodically report to the Board of Directors on significant matters related to the Committee’s responsibilities.

15.   Review and reassess the adequacy of the Committee’s charter at least annually. Submit the charter to the Company’s Board of Directors for review and include a copy of the charter as an appendix to the Company’s proxy statement to the extent required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time (currently, once every three years).

16.   Perform any other activities required of the Committee by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company’s Common Stock is listed, and perform other activities that are consistent with this charter, the Company’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate. Without limiting the foregoing, the Committee shall have the power to review the fairness of any proposed material transaction in which management or Board members have a conflict of interest.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

VERSANT CORPORATION

6539 Dumbarton Circle

Fremont, California 94555 USA

                The undersigned hereby revokes all previous proxies, acknowledges receipt of the notice of Annual Meeting of Shareholders of Versant Corporation to be held on April 24, 2006 and Versant Corporation’s Proxy Statement therefor (the “Proxy Statement”) and appoints Jochen Witte and Josef Rashty, or either of them, as the Proxyholders, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of the capital stock of Versant Corporation (the “Company”) held of record by the undersigned on February 27, 2006 at the Annual Meeting of Shareholders of the Company to be held on Monday, April 24, 2006 and at any adjournment or postponement thereof (the “Meeting”), with the same force and effect as the undersigned might or could do if personally present at the Meeting.

                This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and at any adjournment or postponement thereof in the manner described herein and in the Proxy Statement. If no contrary indication is made on the Proxy, the Proxy will be voted FOR the Board of Directors nominees, FOR Proposal No. 2 and in accordance with the judgment and in the discretion of the persons named as Proxyholders herein on any other business that may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed and dated on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,WILL BE VOTED “FOR” EACH OF THE FOLLOWING PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Mark here for Address Change or Comments PLEASE SEE REVERSE SIDE	☐

	FOR	WITHHELD FOR ALL
ITEM 1. ELECTION OF DIRECTORS	☐	☐

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE FIVE NOMINEES AND FOR PROPOSAL NO. 2.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Nominees:
01 Uday Bellary
02 William Henry Delevati
03 Herbert May
04 Jochen Witte
05 Bernhard Woebker

(Instructions: To withhold authority to vote for any nominee, write that nominee’s name in the space provided below).			ITEM 2—Ratification of selection of Grant Thornton LLP as Independent Registered Public Accounting Firm	FOR ☐	AGAINST ☐	ABSTAIN ☐

				Dated:		, 2006

Signature

Signature if held jointly

This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

FOLD AND DETACH HERE